EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-119844, 333-90746, 333-73445 and 333-67766) pertaining to the Trikon Technologies, Inc. employee benefit plans listed on the facing sheets thereof and in the Registration Statements (Form S-3 Nos. 333-110381, 333-101181, 333-87486 and 333-63640) and related Prospectuses of Trikon Technologies, Inc. of our reports dated May 27, 2005, with respect to the consolidated financial statements and schedule of Trikon Technologies, Inc., Trikon Technologies, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Trikon Technologies, Inc. included in this Annual Report (Form 10-K/A) for the year ended December 31, 2004.

/s/    ERNST & YOUNG LLP

Bristol, England

May 27, 2005